Exhibit 99.1

FOR IMMEDIATE RELEASE

October 29, 2013

CenterState Banks, Inc. Announces

Third Quarter 2013 Operating Results

(All dollar amounts are in thousands, except per share information)

(All earnings per share amounts are reported on a diluted basis unless otherwise noted)

DAVENPORT, FL. – October 29, 2013 – CenterState Banks, Inc. (NASDAQ: CSFL) reported earnings per share of $0.10 on net income of $3,109 for the third quarter of 2013, compared to $0.09 per share on net income of $2,758 reported during the prior quarter. Positive differences impacting current quarter earnings include (1) higher net interest income and (2) release of allowance for loan losses due to management’s belief that future losses will not be as much as in the past, as evidenced by the decline in the Company’s net charge-off history. Management does not believe it needs to qualitatively increase the historical loss factors because it believes the 8 quarter loss history is reflective of probable incurred losses in the loan portfolio. Negative differences impacting current quarter earnings include (1) lower bond sales activity in the correspondent banking division and (2) a lack of gain on sales of securities during the current quarter compared to $1,008 during the previous quarter.

Earnings comparisons between the current year quarter and prior year quarter are presented below.

	Three months ended
	Sept 30, 2013	Sept 30, 2012
Net income	$3,109	$2,642
Earnings per share	$0.10	$0.09

Loan Growth:    Non covered loans (i.e. loans not covered by FDIC loss share agreements) grew $36,922, or 12.5% annualized, during the three month period ending September 30, 2013. During the nine month period ending September 30, 2013, the annualized growth rate was approximately 8.9%. Total new loans originated during the quarter approximated $114.4 million, of which $81.7 million were funded. The weighted average interest rate on funded loans was approximately 4.35%. About 41% of the loan production was commercial real estate (“CRE”), 27% single family residential, 24% commercial and industrial (“C&I”) and 8% were all other. Approximately 67% of the current quarter production was fixed rate and 33% variable rate. The graph below summarizes total loan production and funded loan production over the past seven quarters.

FDIC covered loans and the related indemnification asset:    Purchased credit impaired loans acquired pursuant to FDIC assisted transactions of failed financial institutions have been performing better than previously estimated. To the extent future estimated cash flows have improved (i.e. future estimated losses have decreased), the additional amount of future estimated cash flows are accreted into interest income over the remaining life of the related loan pool(s), thereby increasing the pool’s yield. The yields on the aggregate covered loan portfolio have been trending upward as a result of a decrease in the estimate of future losses. During the past nine quarters, the yields on the covered loan portfolio were as follows:

(unaudited)	3Q13	2Q13	1Q13	4Q12	3Q12	2Q12	1Q12	4Q11	3Q11
FDIC covered loan portfolio	14.15%	12.03%	11.06%	7.71%	7.03%	7.51%	6.69%	6.80%	6.21%

The indemnification asset (“IA”) represents the amount that is expected to be collected from the FDIC for reimbursement of 80% of the estimated losses in the covered pools. When the Company decreases its estimate of future losses, the expected reimbursement from the FDIC, or IA, is decreased by 80% of this amount. The decrease in estimated reimbursements is expensed (negative accretion) over the lesser of the remaining expected life of the related loan pool(s) or the remaining term of the related loss share agreement(s), and is included in the Company’s non-interest income as a negative amount.

At September 30, 2013, the total IA on the Company’s balance sheet was $81,603. Of this amount, the Company expects to receive reimbursements from the FDIC of approximately $50,655 related to future estimated losses, and expects to expense approximately $30,948 for previously estimated losses that are no longer expected. The $30,948 is now expected to be paid by the borrower (or realized upon the sale of OREO) instead of a reimbursement from the FDIC. At September 30, 2013, the $30,948 previously estimated reimbursements from the FDIC will be written off as expense (negative accretion) in the Company’s non-interest income as summarized below.

Year		Year
2013 (3 months)	12.5%	2017	6.3%
2014	37.6%	2018	5.1%
2015	18.3%	2019 thru 2021	8.0%

2016	12.2%	Total	100.0%

Quarterly condensed consolidated income statements (unaudited) are shown below for the periods indicated. See notes 1 and 2 below for a discussion related to FDIC revenue and amortization (negative accretion) included in non-interest income.

Quarterly Condensed Consolidated Statements of Operations (unaudited)
For the quarter ended:	9/30/13	6/30/13	3/31/13	12/31/12	9/30/12
Interest income	$26,034	$24,487	$24,378	$23,265	$23,608
Interest expense	1,424	1,507	1,556	1,726	1,941

Net interest income	24,610	22,980	22,822	21,539	21,667
Recovery (provision) for loan losses	1,273	(1,374)	360	(2,169)	(2,425)

Net interest income after loan loss provision	25,883	21,606	23,182	19,370	19,242
Income from correspondent banking and bond sales division	2,909	4,904	6,140	6,450	8,606
Gain on sale of securities available for sale	—	1,008	30	420	675
FDIC-IA amortization (negative accretion) (note 1)	(3,836)	(3,272)	(2,199)	(1,540)	(671)
FDIC-revenue (note 2)	3,333	1,396	628	2,025	2,199
All other non-interest income	6,201	5,827	5,680	5,385	5,526
Credit related expenses	(5,755)	(3,134)	(2,021)	(3,573)	(3,844)
Acquisition and conversion related expenses	(183)	—	—	(55)	(177)
Correspondent banking division expenses	(4,377)	(5,363)	(6,075)	(6,069)	(7,235)
Impairment bank owned property held for sale	—	—	—	—	(449)
All other non-interest expense	(19,535)	(18,876)	(18,994)	(18,833)	(20,001)

Income before income tax	4,640	4,096	6,371	3,580	3,871
Income tax provision	(1,531)	(1,338)	(1,795)	(1,344)	(1,229)

NET INCOME	$3,109	$2,758	$4,576	$2,236	$2,642

Earnings per share (basic)	$0.10	$0.09	$0.15	$0.07	$0.09
Earnings per share (diluted)	$0.10	$0.09	$0.15	$0.07	$0.09
Average common shares outstanding (basic)	30,109,728	30,098,853	30,089,726	30,079,767	30,077,933
Average common shares outstanding (diluted)	30,243,873	30,161,241	30,159,188	30,153,775	30,142,167
Common shares outstanding at period end	30,112,475	30,104,270	30,095,520	30,079,767	30,079,767

PTPP earnings (note 3)	$5,972	$6,200	$7,343	$6,932	$7,892
PTPP diluted earnings per share (note 4)	$0.20	$0.21	$0.24	$0.23	$0.26

note 1:	On the date of an FDIC acquisition (with loss share), the Company estimates expected future losses and the timing of those losses by loan pool. The related reimbursements from the FDIC for approximately 80% of those losses are recorded as a receivable from the FDIC, referred to as indemnification asset or “IA.” The Company updates its estimate of future losses and the timing of the losses each quarter. To the extent management estimates that future losses are less than prior expected future losses, management adjusts its estimates of future expected cash flows and this increase is accreted to interest income over the remaining life of those specific loan pools, increasing the yield on loans. Because management no longer expects these incremental future losses on the loan pool(s), then the expected future reimbursements from the FDIC for approximately 80% of these losses are also reduced. Instead of immediately charging down the IA for expected future FDIC reimbursements, the IA is written down over the shorter of the loss share period or the life of the related loan pool(s) by negative accretion (amortization) in this line item.
note 2:	Two FDIC related revenue items are included in this line item. The first item is FDIC reimbursement income from the sale of OREO. When OREO (those covered by loss share agreements) is sold for a loss, approximately 80% of the loss is recognized as income and included in this line item. Second, when a loan pool (with loss share) is impaired, the impairment expense is included in provision for loan losses, and approximately 80% of that loss is recognized as income from FDIC reimbursement, and included in this line item.
note 3:	Pre-tax pre-provision earnings (“PTPP”) is a non-GAAP measure that is defined as income before income tax excluding the provision for loan losses and gain on sale of available for sale (“AFS”) securities. In addition, the Company also excludes other credit related costs including losses on repossessed real estate and other assets, and other foreclosure related expenses. It also excludes non-recurring items as listed in the following reconciliation table.
note 4:	PTPP earnings per share means, PTPP as defined in note 3 above divided by the average number of diluted common shares outstanding.

A reconciliation of the quarterly condensed PTPP is presented below (unaudited):

For the quarter ended:	9/30/13	6/30/13	3/31/13	12/31/12	9/30/12
Income before income tax (GAAP)	$4,640	$4,096	$6,371	$3,580	$3,871
exclude provision for loan losses	(1,273)	1,374	(360)	2,169	2,425
FDIC income from pool impairment	(28)	70	21	(261)	(619)
exclude other credit related costs	5,755	3,134	2,021	3,573	3,844
OREO indemnification income from FDIC	(3,305)	(1,466)	(649)	(1,764)	(1,580)
exclude gain on sale of AFS securities	—	(1,008)	(30)	(420)	(675)
exclude non-recurring items:
impairment bank owned property held for sale	—	—	—	—	449
gain on sale of bank owned property held for sale	—	—	(31)	—	—
acquisition and conversion related expenses	183	—	—	55	177

PTPP earnings	$5,972	$6,200	$7,343	$6,932	$7,892

The condensed quarterly results of the Company’s correspondent banking and bond sales segment are presented below.

Quarterly Condensed Segment Information - Correspondent banking and bond sales division (unaudited)
For the quarter ended:	9/30/13	6/30/13	3/31/13	12/31/12	9/30/12
Net interest income	$725	$607	$774	$878	$925
Total non-interest income (note 1)	3,771	5,609	7,005	7,193	9,453
Total non-interest expense (note 2)	(4,377)	(5,363)	(6,075)	(6,069)	(7,235)
Income tax provision	(46)	(329)	(657)	(753)	(1,183)

Net income	$73	$524	$1,047	$1,249	$1,960

Contribution to diluted earnings per share	$—	$0.02	$0.03	$0.04	$0.07

Allocation of indirect expenses net of income tax benefit (note 3)	$(303)	$(283)	$(286)	$(369)	$(400)

Contribution to diluted earnings per share after deduction of allocated indirect expenses	$(0.01)	$0.01	$0.03	$0.03	$0.05

note 1:	The primary component in this line item is gross commissions earned on bond sales (“income from correspondent banking and bond sales division”) which was $2,909, $4,904, $6,140, $6,450 and $8,606 for 3Q13, 2Q13, 1Q13, 4Q12 and 3Q12 respectively. The remaining non interest income items in this category include fees from safe-keeping activities, bond accounting services, asset/liability consulting related activities, international wires, clearing and corporate checking account services, and other correspondent banking related revenue and fees.
note 2:	A significant portion of these expenses are variable in nature and are a derivative of the income from correspondent banking and bond sales division. The amounts do not include any indirect support allocation costs.
note 3:	A portion of the cost of the Company’s indirect departments such as human resources, accounting, deposit operations, item processing, information technology, compliance and others have been allocated to the correspondent banking and bond sales division based on management’s estimates.

Net Interest Margin (“NIM”)

The Company accounts for loans acquired pursuant to acquisitions of failed financial institutions (i.e. purchased credit impaired loans) pursuant to ASC 310-30. If the Company receives a cash payment (or repossessed and transferred an asset to OREO) in an amount in excess of the carrying value of the entire pool, the excess is immediately accreted into interest income, pursuant to ASC 310-30. This event occurred in several loan pools during the current quarter and in certain prior quarters, resulting in additional income of approximately $697 and $1,047, during the third and second quarter of 2013, respectively. Excluding this additional interest income, the yield on the FDIC covered loan portfolio is equal to approximately 13.04% and 10.45% compared to the reported 14.15% and 12.03% during the third and second quarters of 2013, respectively.

The reported NIM increased 37bps to 4.96% in the current quarter compared to 4.59% in the prior quarter. Excluding the ASC 310-30 events in loans covered by FDIC loss share, as discussed above, the current quarter NIM increased approximately 44 bps to 4.82% compared to 4.38% in the prior quarter as summarized in the table below (presented on a tax equivalent yield basis).

	3Q13		2Q13
(unaudited)	net int income	NIM	net int income	NIM
as reported	$24,964	4.96%	$23,322	4.59%
additional income from increased collections during the quarter:
ASC 310-30 – covered loans	(697)		(1,047)

NIM excluding above items	$24,267	4.82%	$22,275	4.38%

The primary reason for the increase in NIM between sequential quarters is the increase in yields, excluding the accelerated cash payments received as discussed above, on FDIC covered loans accounted for pursuant to ASC 310-30. Each quarter, management reviews and evaluates the amount of potential future losses (i.e. estimated future cash flows) and the timing of those estimated future cash flows. To the extent estimated future losses are revised downward, and as such future estimated cash flows are revised upward, the estimated increase in estimated future cash flows are accreted into interest income over the remaining lives of the related loan pools, thereby increasing yields. During the last nine quarters, the yields on the covered loan portfolio were as follows:

(unaudited)	3Q13		2Q13		1Q13		4Q12	3Q12	2Q12	1Q12	4Q11	3Q11
FDIC covered loan portfolio	14.15	%*	12.03	%**	11.06	%***	7.71%	7.03%	7.51%	6.69%	6.80%	6.21%

*	As described earlier, excluding the $697, the yield for 3Q13 is equal to approximately 13.04%.
**	As described earlier, excluding the $1,047, the yield for 2Q13 is equal to approximately 10.45%.
***	Similar to 3Q13 and 2Q13, excluding $1,849 for the same reason as described above, the yield for 1Q13 is equal to approximately 8.42%.

Other factors contributing to the increase in NIM were: (1) increase in loans (excluding covered loans) as a percentage of total interest earning assets during the current quarter compared to the prior quarter; (2) change in mix between federal funds sold and securities available for sale; and, (3) to a lesser extent the 2bps decrease in cost of interest bearing deposits.

The table below summarizes yields and costs by various interest earning asset and interest bearing liability account types for the current quarter, the previous calendar quarter and the same quarter last year.

Yield and cost table (unaudited)

	3Q13			2Q13			3Q12
	average balance	interest inc/exp	avg rate	average Balance	interest inc/exp	avg rate	average balance	interest inc/exp	avg rate
Loans (TEY)* (note 1)	$1,195,105	$14,243	4.73%	$1,155,737	$13,995	4.86%	$1,129,783	$14,815	5.22%
Covered loans (note 2)	249,154	8,886	14.15%	264,769	7,943	12.03%	327,847	5,796	7.03%
Taxable securities	430,995	2,560	2.36%	392,974	2,097	2.14%	438,317	2,653	2.41%
Tax - exempt securities (TEY)	40,119	550	5.44%	44,841	566	5.06%	39,770	538	5.38%
Fed funds sold and other	80,346	149	0.74%	179,982	228	0.51%	102,627	149	0.58%

Tot. interest earning assets (TEY)	$1,995,719	$26,388	5.25%	$2,038,303	$24,829	4.89%	$2,038,344	$23,951	4.67%

Interest bearing deposits	$1,402,753	$1,246	0.35%	$1,433,806	$1,330	0.37%	$1,532,538	$1,748	0.45%
Fed funds purchased	36,823	5	0.05%	35,619	6	0.07%	47,885	6	0.05%
Other borrowings	22,847	21	0.36%	23,831	21	0.35%	23,202	27	0.46%
Corporate debentures	16,987	152	3.55%	16,981	150	3.54%	16,962	160	3.75%

Total interest bearing liabilities	$1,479,410	$1,424	0.38%	$1,510,237	$1,507	0.40%	$1,620,587	$1,941	0.48%

Net Interest Spread (TEY)			4.87%			4.49%			4.19%

Net Interest Margin (TEY)			4.96%			4.59%			4.30%

* TEY = tax	equivalent yield
note	1: loans not covered by FDIC loss share agreements
note	2: loans covered by FDIC loss share agreements, and accounted for pursuant to ASC Topic 310-30.

The table below summarizes the Company’s yields on interest earning assets and costs of interest bearing liabilities over the prior five quarters.

Five quarter trend of yields and costs (unaudited)
For the quarter ended:	9/30/13	6/30/13	3/31/13	12/31/12	9/30/12
Yield on loans (TEY)*	4.73%	4.86%	4.92%	5.12%	5.22%
Yield on FDIC covered loans	14.15%	12.03%	11.06%	7.71%	7.03%
Yield on securities (TEY)	2.62%	2.44%	2.57%	2.52%	2.66%
Yield on fed funds sold and other	0.74%	0.51%	0.58%	0.56%	0.58%
Yield on total interest earning assets	5.18%	4.82%	4.90%	4.58%	4.61%
Yield on total interest earning assets (TEY)	5.25%	4.89%	4.96%	4.65%	4.67%
Cost of interest bearing deposits	0.35%	0.37%	0.38%	0.41%	0.45%
Cost of fed funds purchased	0.05%	0.07%	0.05%	0.05%	0.05%
Cost of other borrowings	0.36%	0.35%	0.36%	0.38%	0.46%
Cost of corporate debentures	3.55%	3.54%	3.58%	3.66%	3.75%
Cost of interest bearing liabilities	0.38%	0.40%	0.41%	0.44%	0.48%
Net interest margin (TEY)	4.96%	4.59%	4.64%	4.31%	4.30%
Cost of total deposits	0.25%	0.27%	0.28%	0.31%	0.34%

*TEY	= tax equivalent yield

The table below summarizes selected financial ratios over the prior five quarters.

Selected financial ratios (unaudited)
As of or for the quarter ended:	9/30/13	6/30/13	3/31/13	12/31/12	9/30/12
Return on average assets (annualized)	0.53%	0.46%	0.78%	0.37%	0.44%
Return on average equity (annualized)	4.56%	4.00%	6.76%	3.25%	3.85%
Loan / deposit ratio	74.3%	72.6%	70.3%	71.9%	72.8%
Stockholders’ equity (to total assets)	11.7%	11.5%	11.6%	11.6%	11.5%
Common tangible equity (to total tangible assets)	9.7%	9.5%	9.6%	9.6%	9.5%
Tier 1 capital (to average assets)	10.6%	10.3%	10.1%	9.9%	9.7%
Efficiency ratio, including correspondent banking (note 1)	78.1%	77.8%	75.6%	76.4%	76.5%
Efficiency ratio, excluding correspondent banking (note 2)	72.8%	73.7%	73.0%	74.3%	76.8%
Common equity per common share	$9.06	$9.02	$9.18	$9.09	$9.10
Common tangible equity per common share	$7.35	$7.30	$7.45	$7.36	$7.36

note 1:	Numerator equals non-interest expense less non-recurring expenses (e.g. merger costs, bank property impairment, etc.) less intangible amortization (both CDI and Trust intangible) less credit related expenses. Denominator equals net interest income on a taxable equivalent yield basis (“TEY”) before the provision for loan losses plus non-interest income less non-recurring income (e.g. bargain purchase gain, gain on sale of securities available for sale, etc.) less FDIC income related to losses on the sales of covered OREO properties and impairment of loan pool(s) covered by FDIC loss share arrangements.
note 2:	Numerator starts with the same numerator as in “note 1”, less correspondent bank non-interest expense, including indirect expense allocations. Denominator starts with the same denominator as in “note 1”, less correspondent bank net interest income and less correspondent bank non-interest income.

Loan portfolio mix and covered loans

Approximately 16.7% of the Company’s loans, or $242,891, are covered by FDIC loss sharing agreements related to the acquisition of three failed financial institutions during the third quarter of 2010 and two during the first quarter of 2012. Pursuant to the terms of the loss sharing agreements, the FDIC is obligated to reimburse the Company for 80% of losses with respect to the covered loans beginning with the first dollar of loss incurred, subject to the terms of the agreements. The Company will reimburse the FDIC for its share of recoveries with respect to the covered loans. The loss sharing agreements applicable to single family residential mortgage loans provide for FDIC loss sharing and the Company reimbursement to the FDIC for recoveries for ten years. The loss sharing agreements applicable to commercial loans provides for FDIC loss sharing for five years and Company reimbursement to the FDIC for a total of eight years for recoveries. All of the covered loans acquired are accounted for pursuant to ASC Topic 310-30.

The table below summarizes the Company’s loan mix over the most recent five quarter ends.

Loan mix (unaudited)
At quarter ended:	9/30/13	6/30/13	3/31/13	12/31/12	9/30/12
Loans not covered by FDIC loss share agreements
Real estate loans
Residential	$449,224	$437,946	$432,892	$428,554	$428,138
Commercial	529,172	504,487	478,790	480,494	468,261
Land, development and construction loans	60,375	60,928	59,524	55,474	56,454

Total real estate loans	1,038,771	1,003,361	971,206	964,522	952,853
Commercial loans	126,451	124,465	115,217	124,225	131,302
Consumer and other loans, (note 1)	1,259	2,851	2,818	2,732	1,998
Consumer and other loans	49,065	48,084	47,991	48,547	48,808

Total loans before unearned fees and costs	1,215,546	1,178,761	1,137,232	1,140,026	1,134,961
Unearned fees and costs	135	(2)	(217)	(458)	(522)

Total loans not covered by FDIC loss share agreements	1,215,681	1,178,759	1,137,015	1,139,568	1,134,439

Loans covered by FDIC loss share agreements
Real estate loans
Residential	124,027	128,930	135,068	142,480	161,827
Commercial	109,285	118,999	130,549	134,413	133,069
Land, development and construction loans	5,673	4,897	7,777	13,259	18,478

Total real estate loans	238,985	252,826	273,394	290,152	313,374
Commercial loans	3,906	4,002	4,577	6,143	6,374

Total loans covered by FDIC loss share agreements	242,891	256,828	277,971	296,295	319,748

Total Loans	$1,458,572	$1,435,587	$1,414,986	$1,435,863	$1,454,187

note 1:	Consumer loans acquired pursuant to five FDIC assisted transactions of failed financial institutions during the third quarter of 2010 and first quarter of 2012. These loans are not covered by an FDIC loss share agreement and are being accounted for pursuant to ASC Topic 310-30.

Credit quality and allowance for loan losses

During the quarter, excluding loans covered by FDIC loss share agreements, the Company recorded a negative loan loss provision expense of $1,309 and charge-offs net of recoveries of $1,226, resulting in a decrease in the allowance for loan losses (excluding covered loans) of $2,535 as shown in the table below.

With regard to loans covered by FDIC loss share agreements, the Company recorded a loan loss provision expense of $36. See the table “Allowance for loan losses” for additional information.

The allowance for loan losses (“ALLL”) was $21,321 at September 30, 2013 compared to $23,820 at June 30, 2013, a decrease of $2,499. This decrease is the result of the aggregate effect of a $2,719 decrease in general loan loss allowance, a $184 increase in the specific loan loss allowance related to impaired loans and a $36 increase in the loan loss allowance related to certain impaired loan pools of FDIC covered loans accounted for pursuant to ASC Topic 310-30. The changes in the Company’s ALLL components between September 30, 2013 and June 30, 2013 are summarized in the table below.

	Sept 30, 2013			June 30, 2013			increase (decrease)
	loan balance	ALLL Balance	%	Loan Balance	ALLL balance	%	loan balance	ALLL balance
Non impaired loans	$1,175,801	$18,481	1.57%	$1,140,066	$21,200	1.86%	$35,735	$(2,719)	-29 bps
Impaired loans	39,880	784	1.97%	38,693	600	1.55%	1,187	184	42 bps

Loans (note 1)	1,215,681	19,265	1.58%	1,178,759	21,800	1.85%	36,922	(2,535)	-27 bps
Covered loans (note 2)	242,891	2,056		256,828	2,020		(13,937)	36

Total loans	$1,458,572	$21,321	1.46%	$1,435,587	$23,820	1.66%	$22,985	$(2,499)	-20 bps

note 1:	Total loans not covered by FDIC loss share agreements.
note 2:	Loans covered by FDIC loss share agreements. Eighty percent of any losses in this portfolio will be reimbursed by the FDIC and recognized as FDIC indemnification income and included in non-interest income within the Company’s condensed consolidated statement of operations. Four loan pools with an aggregate carrying value of $8,254 are impaired at September 30, 2013, and have a specific allowance of $2,056. The aggregate carrying value of $8,254 represents approximately 69% of the underlying loan balances outstanding.

The general loan loss allowance (non-impaired loans) decreased by a net amount of $2,719. This decrease was primarily due to the Company’s continued improvement in its credit metrics, as evidenced by the continued decline in the Company’s two year charge-off history, partially offset by the growth in its non-impaired loan portfolio.

The specific loan loss allowance (impaired loans) is the aggregate of the results of individual analyses prepared for each one of the impaired loans not covered by an FDIC loss share agreement. The Company recorded partial charge offs in lieu of specific allowance for a number of the impaired loans. The Company’s impaired loans have been written down by $3,448 to $39,880 ($39,096 when the $784 specific allowance is considered) from their legal unpaid principal balance outstanding of $43,328. In the aggregate, total impaired loans have been written down to approximately 90% of their legal unpaid principal balance, and non-performing impaired loans have been written down to approximately 67% of their legal unpaid principal balance. The Company’s total non-performing loans (non-accrual loans plus loans past due greater than 90 days and still accruing, $21,139 at September 30, 2013) have been written down to approximately 75% of their legal unpaid principal balance.

Approximately $31,998 of the Company’s impaired loans (80%) are accruing performing loans. This group of impaired loans is not included in the Company’s non-performing loans or non-performing assets categories.

Any losses in loans covered by FDIC loss share agreements, as described in note 2 above, are reimbursable from the FDIC to the extent of 80% of such losses. These loans are being accounted for pursuant to ASC Topic 310-30. Loan pools in this portfolio are evaluated for impairment each quarter. If a pool is impaired, an allowance for loan loss is recorded.

Management believes the Company’s allowance for loan losses is adequate at September 30, 2013. However, management recognizes that many factors can adversely impact various segments of the Company’s market and customers, and therefore there is no assurance as to the amount of losses or probable losses which may develop in the future. The table below summarizes the changes in allowance for loan losses during the previous five quarters.

Allowance for loan losses (unaudited)
as of or for the quarter ending	9/30/13	6/30/13	3/31/13	12/31/12	9/30/12
Loans not covered by FDIC loss share agreements
Allowance at beginning of period	$21,800	$22,631	$24,033	$24,019	$23,634
Charge-offs	(1,570)	(2,603)	(1,231)	(2,121)	(2,245)
Recoveries	344	310	163	293	978

Net charge-offs	(1,226)	(2,293)	(1,068)	(1,828)	(1,267)
Provision for loan losses	(1,309)	1,462	(334)	1,842	1,652

Allowance at end of period for loans not covered by FDIC loss share agreements	$19,265	$21,800	$22,631	$24,033	$24,019

Loans covered by FDIC loss share agreements
Allowance at beginning of period	$2,020	$2,623	$2,649	$2,322	$1,549
Charge-offs	—	(515)	—	—	—
Recoveries	—	—	—	—	—

Net charge-offs	—	(515)	—	—	—
Provision for loan losses	36	(88)	(26)	327	773

Allowance at end of period for loans covered by FDIC loss share agreements	$2,056	$2,020	$2,623	$2,649	$2,322

Total allowance at end of period	$21,321	$23,820	$25,254	$26,682	$26,341

The Company defines non-performing loans (“NPLs”) as non-accrual loans plus loans past due 90 days or more and still accruing interest. NPLs do not include loans covered by FDIC loss share agreements, which are accounted for pursuant to ASC Topic 310-30. NPLs as a percentage of total loans not covered by FDIC loss share agreements were 1.74% at September 30, 2013 compared to 2.11% at June 30, 2013.

Non-performing assets (“NPAs”) (which the Company defines as NPLs, as defined above, plus (a) OREO (i.e. real estate acquired through foreclosure, in-substance foreclosure, or deed in lieu of foreclosure), excluding OREO covered by FDIC loss share agreement; and (b) other repossessed assets that are not real estate, and are not covered by FDIC loss share agreement), were $26,084 at September 30, 2013, compared to $30,526 at June 30, 2013. NPAs as a percentage of total assets was 1.12% at September 30, 2013 compared to 1.30% at June 30, 2013. NPAs as a percentage of loans plus OREO and other repossessed assets, excluding loans and OREO covered by FDIC loss share agreements, was 2.14% at September 30, 2013 compared to 2.58% at June 30, 2013.

The table below summarizes selected credit quality data for the periods indicated.

Selected credit quality ratios (unaudited)
As of or for the quarter ended:	9/30/13	6/30/13	3/31/13	12/31/12	9/30/12
Non-accrual loans (note 1)	$21,104	$24,219	$24,456	$25,448	$28,658
Past due loans 90 days or more and still accruing interest (note 1)	35	615	316	293	121

Total non-performing loans (“NPLs”) (note 1)	21,139	24,834	24,772	25,741	28,779
Other real estate owned (OREO) (note 1)	4,804	5,469	6,186	6,875	5,858
Repossessed assets other than real estate (note 1)	141	223	380	770	996

Total non-performing assets (“NPAs”) (note 1)	$26,084	$30,526	$31,338	$33,386	$35,633
Non-performing loans as percentage of total loans not covered by FDIC loss share agreements	1.74%	2.11%	2.18%	2.26%	2.54%
Non-performing assets as percentage of total assets	1.12%	1.30%	1.31%	1.41%	1.50%
Non-performing assets as percentage of loans and
OREO plus other repossessed assets (note 1)	2.14%	2.58%	2.74%	2.91%	3.12%
Net charge-offs (note 1)	$1,226	$2,293	$1,068	$1,828	$1,267
Net charge-offs as a percentage of average loans for the period (note 1)	0.10%	0.20%	0.09%	0.16%	0.11%
Net charge-offs as a percentage of average loans for the period on an annualized basis (note 1)	0.40%	0.80%	0.36%	0.64%	0.44%
Loans past due 30 thru 89 days and accruing interest as a percentage of total loans (note 1)	0.75%	0.99%	1.06%	0.65%	0.87%
Allowance for loan losses as percentage of NPLs (note 1)	91%	88%	91%	93%	83%

Troubled debt restructure (“TDRs”) (note 2)	$15,811	$13,103	$14,073	$14,660	$15,428
Impaired loans that were not TDRs	24,069	25,590	26,031	33,519	29,383

Total impaired loans	39,880	38,693	40,104	48,179	44,811
Non impaired loans	1,175,801	1,140,066	1,096,911	1,091,389	1,089,628

Total loans not covered by FDIC loss share agreements	1,215,681	1,178,759	1,137,015	1,139,568	1,134,439
Total loans covered by FDIC loss share agreements	242,891	256,828	277,971	296,295	309,743

Total loans	$1,458,572	$1,435,587	$1,414,986	$1,435,863	$1,444,182

As of or for the quarter ended:	9/30/13	6/30/13	3/31/13	12/31/12	9/30/12
Allowance for loan losses for loans not covered by FDIC loss share agreements
Specific loan loss allowance - impaired loans	$784	$600	$990	$1,022	$949
General loan loss allowance - non impaired	18,481	21,200	21,641	23,011	23,070

Total allowance for loan losses	$19,265	$21,800	$22,631	$24,033	$24,019

Allowance for loan loss percentage of period end loans:
Impaired loans (note 1)	1.97%	1.55%	2.47%	2.12%	2.12%
All other non impaired loans (note 1)	1.57%	1.86%	1.97%	2.11%	2.12%

Total loans (note 1)	1.58%	1.85%	1.99%	2.11%	2.12%

Note 1:	Excludes loans, OREO and other repossessed assets covered by FDIC loss share agreements.
Note 2:	The Company has approximately $15,811 of TDRs. Of this amount $11,604 are performing pursuant to their modified terms, and $4,207 are not performing and have been placed on non-accrual status and included in non performing loans (“NPLs”). Current accounting standards require TDRs to be included in our impaired loans, whether they are performing or not performing. Only non performing TDRs are included in our NPLs.

Deposit activity

During the quarter, total deposits decreased by $14,737 (time deposits decreased by $9,603 and non-time deposits decreased by $5,134). The loan to deposit ratio was approximately 74.3% at quarter end. The cost of interest bearing deposits decreased 2 bps to 0.35% in the current quarter compared to 0.37% in the prior quarter. The overall cost of total deposits (i.e. includes non-interest bearing checking accounts) also decreased by 2 bps to 0.25% in the current quarter compared to 0.27% in the prior quarter. The table below summarizes the Company’s deposit mix over the periods indicated.

Deposit mix (unaudited)
For the quarter ended:	9/30/13	6/30/13	3/31/13	12/31/12	9/30/12
Checking accounts
Non-interest bearing	$562,027	$555,721	$565,404	$519,510	$504,528
Interest bearing	452,583	456,660	459,528	452,961	410,517
Savings deposits	240,431	241,609	239,127	238,216	240,326
Money market accounts	306,706	312,891	316,785	311,241	314,441
Time deposits	400,208	409,811	432,752	475,304	528,037

Total deposits	$1,961,955	$1,976,692	$2,013,596	$1,997,232	$1,997,849

Non time deposits as percentage of total deposits	80%	79%	79%	76%	74%
Time deposits as percentage of total deposits	20%	21%	21%	24%	26%

Total deposits	100%	100%	100%	100%	100%

Presented below are condensed consolidated balance sheets and average balance sheets for the periods indicated.

Condensed Consolidated Balance Sheets (unaudited)
For the quarter ended:	9/30/13	6/30/13	3/31/13	12/31/12	9/30/12
Cash and due from banks	$21,216	$21,160	$20,823	$19,160	$20,259
Fed funds sold and Fed Res Bank deposits	85,600	82,395	155,872	117,588	82,872
Trading securities	398	—	—	5,048	—
Investments securities, available for sale	456,555	492,087	460,534	425,758	458,796
Loans held for sale	1,317	1,760	2,131	2,709	1,707
Loans covered by FDIC loss share agreements	242,891	256,828	277,971	296,295	319,748
Loans not covered by FDIC loss share agreements	1,215,681	1,178,759	1,137,015	1,139,568	1,134,439
Allowance for loan losses	(21,321)	(23,820)	(25,254)	(26,682)	(26,341)
FDIC indemnification assets	81,603	88,716	97,958	119,289	121,871
Premises and equipment, net	97,289	96,506	96,946	97,954	97,749
Goodwill	44,924	44,924	44,924	44,924	44,924
Core deposit intangible	5,196	5,441	5,691	5,944	6,229
Bank owned life insurance	48,961	48,634	48,296	47,957	47,601
OREO covered by FDIC loss share agreements	21,633	28,532	29,434	26,783	25,967
OREO not covered by FDIC loss share agreements	4,804	5,469	6,186	6,875	5,858
Other assets	29,274	27,962	30,712	34,070	35,936

TOTAL ASSETS	$2,336,021	$2,355,353	$2,389,239	$2,363,240	$2,377,615

Deposits	$1,961,955	$1,976,692	$2,013,596	$1,997,232	$1,997,849
Federal funds purchased	45,356	53,274	45,130	38,932	46,574
Other borrowings	39,140	38,873	37,398	35,762	38,005
Other liabilities	16,829	15,098	16,890	17,783	21,338
Common stockholders’ equity	272,741	271,416	276,225	273,531	273,849

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,336,021	$2,355,353	$2,389,239	$2,363,240	$2,377,615

Condensed Consolidated Average Balance Sheets (unaudited)
For quarter ended:	9/30/13	6/30/13	3/31/13	12/31/12	9/30/12
Federal funds sold and other	$80,346	$179,982	$137,776	$138,236	$102,627
Security investments	471,114	437,815	460,228	434,059	478,087
Loans covered by FDIC loss share agreements	249,154	264,769	284,151	309,502	327,847
Loans not covered by FDIC loss share agreements	1,195,105	1,155,737	1,136,076	1,138,127	1,129,783
Allowance for loan losses	(23,819)	(23,962)	(26,782)	(26,930)	(25,893)
All other assets	377,072	367,969	398,334	395,267	401,145

TOTAL ASSETS	$2,348,972	$2,382,310	$2,389,783	$2,388,261	$2,413,596

Deposits - interest bearing	$1,402,753	$1,433,806	$1,462,511	$1,490,327	$1,532,538
Deposits - non interest bearing	581,827	574,345	545,579	521,890	503,654
Federal funds purchased	36,823	35,619	44,662	44,520	47,885
Other borrowings	39,834	40,812	37,356	36,972	40,164
Other liabilities	17,315	22,135	25,200	20,860	16,655
Stockholders’ equity	270,420	275,593	274,475	273,692	272,700

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,348,972	$2,382,310	$2,389,783	$2,388,261	$2,413,596

Non interest income and non interest expense

The table below summarizes the Company’s non-interest income for the periods indicated.

Quarterly Condensed Consolidated Non Interest Income (unaudited)

For the quarter ended:	9/30/13	6/30/13	3/31/13	12/31/12	9/30/12
Income from correspondent banking and bond sales division	$2,909	$4,904	$6,140	$6,450	$8,606
Other correspondent banking related revenue	862	705	865	743	847
Wealth management related revenue	1,179	1,130	1,070	942	1,000
Service charges on deposit accounts	2,244	2,081	1,819	1,825	1,695
Debit, prepaid, ATM and merchant card related fees	1,399	1,342	1,285	1,242	1,160
BOLI income	327	338	339	355	360
Other service charges and fees	190	231	302	278	464
Gain on sale of securities available for sale	—	1,008	30	420	675

Subtotal	$9,110	$11,739	$11,850	$12,255	$14,807
FDIC indemnification asset – amortization (see explanation below)	(3,836)	(3,272)	(2,199)	(1,540)	(671)
FDIC indemnification income	3,333	1,396	628	2,025	2,199

Total non-interest income	$8,607	$9,863	$10,279	$12,740	$16,335

The FDIC indemnification asset (“IA”) is producing amortization (versus accretion) due to reductions in the estimated losses in the FDIC covered loan portfolio. To the extent current projected losses in the covered loan portfolio are less than originally projected losses, the related projected reimbursements from the FDIC contemplated in the IA are less, which produces a negative income accretion in non-interest income. This event corresponds to the increase in yields in the FDIC covered loan portfolio, although there is not perfect correlation. Higher expected cash flows (i.e. less expected future losses) on the loan side of the equation is accreted into interest income over the life of the related loan pool. The lower expected reimbursement from the FDIC (i.e. 80% of the lower expected future losses) is amortized over the lesser of the remaining life of the related loan pool(s) or the remaining term of the loss share period.

When a FDIC covered OREO property is sold at a loss, the loss is included in non-interest expense as loss on sale of OREO, and approximately eighty percent of the loss is recorded as FDIC indemnification income and included in non-interest income. Eighty percent of any related loan pool impairments also are reflected in this non-interest income account.

The table below summarizes the Company’s non-interest expense for the periods indicated.

Quarterly Condensed Consolidated Non Interest Expense (unaudited)

For the quarter ended:	9/30/13	6/30/13	3/31/13	12/31/12	9/30/12
Employee salaries and wages	$11,168	$12,142	$12,665	$12,580	$14,083
Employee incentive/bonus compensation accrued	1,325	1,171	1,094	1,032	1,247
Employee stock based compensation expense	147	143	146	153	154
Deferred compensation expense	147	134	141	124	131
Health insurance and other employee benefits	842	796	951	878	1,034
Payroll taxes	655	733	1,017	610	718
401K employer contributions	276	308	367	236	268
Other employee related expenses	272	344	296	336	298
Incremental direct cost of loan origination	(487)	(537)	(437)	(228)	(227)

Total salaries, wages and employee benefits	14,345	15,234	16,240	15,721	17,706

Loss (gain) on sale of OREO	68	177	76	(17)	33
Loss (gain) on sale of FDIC covered OREO	1,784	386	(77)	548	120
Valuation write down of OREO	338	295	342	287	368
Valuation write down of FDIC covered OREO	2,846	1,385	645	1,146	1,367
Loss (gain) on repossessed assets other than real estate	39	104	242	(52)	37
Loan put back expense	—	—	4	734	852
Foreclosure and repossession related expenses	376	438	441	355	858
Foreclosure and repo expense, FDIC (note 1)	304	349	348	572	209

Total credit related expenses	5,755	3,134	2,021	3,573	3,844

Occupancy expense	1,924	1,942	1,892	1,909	2,246
Depreciation of premises and equipment	1,364	1,455	1,497	1,530	1,465
Supplies, stationary and printing	268	285	288	245	261
Marketing expenses	722	586	528	655	716
Data processing expenses	1,026	912	884	1,131	890
Legal, auditing and other professional fees	1,176	844	783	755	551
Bank regulatory related expenses	588	635	581	448	623
Postage and delivery	266	267	285	279	282
ATM and debit card related expenses	435	428	511	377	312
Amortization of CDI	246	250	253	284	294
Internet and telephone banking	286	239	224	235	209
Put back option amortization expense	—	—	37	134	182
Correspondent account and Federal Reserve charges	114	120	109	115	133
Conferences, seminars, education and training	138	138	153	114	105
Director fees	99	102	102	103	100
Travel expenses	119	104	74	114	112
Impairment of bank property held for sale	—	—	—	—	449
Other expenses	796	698	628	753	1,049

Subtotal	29,667	27,373	27,090	28,475	31,529
Merger, acquisition and conversion related expenses	183	—	—	55	177

Total non - interest expense	$29,850	$27,373	$27,090	$28,530	$31,706

note 1:	These are foreclosure and repossession related expenses related to FDIC covered assets, and are shown net of FDIC reimbursable amounts pursuant to FDIC loss share agreements.

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than Generally Accepted Accounting Principles (“GAAP”). The financial highlights provide reconciliations between GAAP interest income, net interest income and tax equivalent basis interest income and net interest income, as well as total stockholders’ equity and tangible common equity. It also reconciles income before income taxes and Pre-tax Pre-Provision (“PTPP”) earnings. Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes these presentations provide useful supplemental information, and a clearer understanding of the Company’s performance. The Company believes the non-GAAP measures enhance investors’ understanding of the Company’s business and performance. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with operating measures are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently. The Company provides reconciliations between GAAP and these non-GAAP measures. These disclosures should not be considered an alternative to GAAP.

Reconciliation of GAAP to non-GAAP Measures (unaudited):

	3Q13	2Q13	3Q12
Interest income, as reported (GAAP)	$26,034	$24,487	$23,720
tax equivalent adjustments	354	342	343

Interest income (tax equivalent)	$26,388	$24,829	$24,063

Net interest income, as reported (GAAP)	$24,610	$22,980	$21,779
tax equivalent adjustments	354	342	343

Net interest income (tax equivalent)	$24,964	$23,322	$22,122

	9/30/13	6/30/13	3/31/13	12/31/12	9/30/12
Total stockholders’ equity (GAAP)	$272,741	$271,416	$276,225	$273,531	$273,849
Goodwill	(44,924)	(44,924)	(44,924)	(44,924)	(44,924)
Core deposit intangible	(5,196)	(5,441)	(5,691)	(5,944)	(6,229)
Trust intangible	(1,209)	(1,259)	(1,309)	(1,363)	(1,422)

Tangible common equity	$221,412	$219,792	$224,301	$221,300	$221,274

	3Q13	2Q13	1Q13	4Q12	3Q12
Income before income tax (GAAP)	$4,640	$4,096	$6,371	$3,580	$3,871
exclude provision for loan losses	(1,273)	1,374	(360)	2,169	2,425
FDIC income from pool impairment	(28)	70	21	(261)	(619)
exclude other credit related costs	5,755	3,134	2,021	3,573	3,844
OREO indemnification income from FDIC	(3,305)	(1,466)	(649)	(1,764)	(1,580)
exclude gain on sale of AFS securities	—	(1,008)	(30)	(420)	(675)
exclude non-recurring items:
impairment bank owned property held for sale	—	—	—	—	449
gain on sale of bank owned property held for sale	—	—	(31)	—	—
acquisition and conversion related expenses	183	—	—	55	177

PTPP earnings	$5,972	$6,200	$7,343	$6,932	$7,892

About CenterState Banks, Inc.

The Company, headquartered in Davenport, Florida, between Orlando and Tampa, is a bank holding company that was formed in June 2000 as part of a merger of three independent commercial banks. Currently, the Company operates through one subsidiary bank with 55 full service branch banking locations in 18 counties throughout central Florida. Through its subsidiary bank the Company provides a range of consumer and commercial banking services to individuals, businesses and industries.

In addition to providing traditional deposit and lending products and services to its commercial and retail customers in central Florida, the Company also operates a correspondent banking and bond sales division. The division is integrated with and part of the Company’s subsidiary bank located in Winter Haven, Florida, although the majority of the bond salesmen, traders and operations personnel are physically housed in leased facilities located in Birmingham, Alabama, Atlanta, Georgia and Winston-Salem, North Carolina. The customer base includes small to medium size financial institutions primarily located in southeastern United States.

For additional information contact Ernest S. Pinner, CEO, John C. Corbett, EVP, or James J. Antal, CFO, at 863-419-7750.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

Some of the statements in this report constitute forward-looking statements, within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements related to future events, other future financial and operating performance, costs, revenues, economic conditions in our markets, loan performance, credit risks, collateral values and credit conditions, or business strategies, including expansion and acquisition activities and may be identified by terminology such as “may,” “will,” “should,” “expects,” “scheduled,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “potential,” or “continue” or the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should specifically consider the factors described throughout this report. We cannot assure you that future results, levels of activity, performance or goals will be achieved, and actual results may differ from those set forth in the forward looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance or achievements of the Company or the Bank to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, including, without limitation, those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2012, and otherwise in our SEC reports and filings.